Exhibit 10.15
EXECUTIVE SEVERANCE PLAN
The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of W. P. Carey Inc. (the “Company”) has adopted this Executive Severance Plan (the “Plan”), effective as of December 19, 2025. Capitalized terms not otherwise defined in the Plan shall have the meanings set forth in Exhibit A hereto. The Plan does not modify or supersede any of the Company’s outstanding equity and equity-based awards which shall continue to be governed by the Company’s 2017 Share Incentive Plan and the Amended and Restated 2017 Share Incentive Plan (the “A&R 2017 Plan”) (or any successor plan) and the applicable award agreements issued thereunder.
1.Participation. The Plan shall apply to persons designated for participation in the Plan by the Committee from time to time (collectively, the “Participants”).
2.Administration. The Plan shall be administered by the Committee, which shall have authority, subject to the express provisions of the Plan, to interpret the Plan and make all other determinations necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties.
3.Term and Amendment. The Committee may amend or terminate the Plan at any time and for any reason, provided (i) no termination or amendment that is materially adverse to any Participant may take effect with respect to such Participant until three (3) months following such termination or amendment, (ii) no termination or amendment will materially and adversely affect the rights of any Participant whose employment terminated prior to the date of such amendment or termination, and (iii) in the event of a Change of Control, no termination or amendment will materially and adversely affect the rights of any Participant as of the date of the Change of Control without the consent of such Participant.
4.Termination without Cause or for Good Reason. Upon a Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason, the Participant shall be entitled to receive the Accrued Rights. In addition, and subject to the terms and conditions of Section 8, the Participant shall be eligible to receive the benefits set forth below.
(a)The Company shall make a cash payment to the Participant equal to the product of the severance multiple set forth in the table below and the Participant’s Severance Basis, payable as provided under Section 8.

Level	Severance Multiple	Change of Control Severance Multiple
Chief Executive Officer	2.0x	3.0x
Other Participants	1.0x	2.0x

The “Severance Basis” is equal to the sum of (x) the Participant’s annual base salary in effect immediately prior to termination and (y) the Participant’s average annual bonus, whether paid in cash or as equity (for avoidance of doubt, the average annual bonus does not include any equity awards), for the most recent three full fiscal years, or, if the Participant was eligible to receive an annual bonus for less than three full fiscal years prior to termination, the average annual bonus paid, if any, for the one or two full fiscal years prior to termination, as applicable. If the Participant was not eligible to receive an annual bonus for the full fiscal year prior to termination, then (x) the Participant’s “Severance Basis” is equal to the Participant’s annual base salary in effect immediately prior to termination and (y) the Participant’s target annual bonus for the current fiscal year. Notwithstanding the foregoing, the Participant’s base salary and average annual bonus will be determined without regard to any reduction that was the basis for a resignation for Good Reason, but with regard to any clawback, recoupment or similar policy of the Company in effect from time to time.

The change of control severance multiple will apply in the event the Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason occurs within twenty-four (24) months following a Change of Control (as defined in Exhibit A).
(b)With respect to the annual bonus for the fiscal year of termination, the Company shall make a cash payment to the Participant equal to the amount that would be earned by the Participant based on actual performance for such fiscal year for any Company goals and target performance for any individual goals, payable in a single lump sum at the same time as annual bonuses are paid to similarly situated executives of the Company, pro-rated based on the number of days from the first day of the fiscal year to the date of termination; provided, however, that in the event the Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason occurs within twenty-four (24) months following a Change of Control, the pro rated bonus shall be based on the target bonus amount, payable in a single lump sum at the time of termination.
(c)Subject to the Participant’s timely election of COBRA coverage under the Company’s then-current group health plan, the Company shall pay to the group health plan carrier on the Participant’s behalf, with respect to each month during the 18-month period (or 24-month period in the event the change of control severance multiple applies) following the Participant’s date of termination (the “Coverage Period”), an amount equal to the full monthly COBRA premium cost (at the level and with respect to the dependents as in effect on the date Participant’s employment ended). The payments described in this clause (c) shall cease earlier than the expiration of the Coverage Period if the Participant becomes eligible to receive group health coverage from another employer or ceases to be eligible to receive COBRA coverage. Notwithstanding the foregoing, the Company may, in its sole discretion, pay all or part of the benefit set forth in this Section 4(c) as a fully-taxable cash payment.
(d)The Participant shall be eligible to receive any accrued but unpaid annual bonus for the prior compensation year (if any), payable in a single lump sum as provided under Section 8.

5.Termination for Cause or without Good Reason. If a Participant’s employment is terminated by the Company for Cause or by the Participant without Good Reason, the Participant shall be entitled to receive the Accrued Rights The Participant shall not be eligible to receive any other benefits in connection with such termination. Notwithstanding any other provision in the Plan to the contrary, if a Participant terminates his or her employment for Good Reason or a Participant’s employment is terminated by the Company without Cause, and it is subsequently determined that grounds for termination for Cause existed, then such Participant shall be deemed to not have qualified for benefits under Section 4, and such Participant (x) shall be eligible only to receive his or her Accrued Obligations, and (y) shall return to the Company, upon written demand, all amounts paid to such Participant pursuant to Section 4; provided, that if a Participant is required to repay amounts to the Company pursuant to this Section 5, such Participant shall indemnify the Company for all costs (including, without limitation, reasonable attorneys’ fees and expenses) that the Company incurs in collecting such repayment, should the Participant fail to timely make such repayment within 45 days of such written demand.
6.Termination by Death or Disability or Retirement. If a Participant’s employment terminates due to death or Disability, the Participant shall be entitled to receive the Accrued Rights. If a Participant’s employment terminates because of a qualifying retirement (as may be defined in any applicable equity or equity-based award), the Participant shall be entitled to receive the Accrued Rights. The Participant shall not be eligible to receive any other benefits under this Plan in connection with such terminations.
7.Non-Compete/Non-Solicit. The separation agreement and release described in Section 8 will include the following restrictive covenants:

(a)For one (1) year after the date the Participant’s employment ends the Participant will not, either directly or through others, provide services, similar to those the Participant provided to the Company, to any Person in Competition with the Company within North America and Europe. For the avoidance of doubt, it is understood that the business of the Company presently includes the business of acquiring, owning, and managing net leased real estate, and therefore Persons involved in such business are in “Competition” with the Company. The scope and nature of the Participant’s activities and services, and of the business of the Company, may change over time. The scope of this provision will change to cover any changes in the Participant’s activities or services, as well as any changes in the business of the Company, during the Participant’s employment. Nothing herein shall prohibit the Participant from purchasing or owning less than three percent (3%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Participant is not a controlling person of, or a member of a group that controls, such corporation.
(b)For two (2) years after the date the Participant’s employment ends, including but not limited to involuntary termination (the “Non-Solicit Restricted Period”), the Participant shall not directly or indirectly encourage, induce, attempt to induce, recruit, solicit, attempt to solicit (on Participant’s own behalf or on behalf of any other Person), or take any other action that is intended to induce or encourage any employee, consultant, or service provider of the Company who worked for or performed services for the Company during the twenty-four (24) months prior to Participant’s solicitation and with whom Participant had contact or about whom Participant gained confidential information as a result of Participant’s employment (a “Company Employee”) to end or diminish his or her or its relationship with the Company, or take any other action that is intended to induce or encourage any Company Employee to engage in any activity in which Participant is prohibited from engaging, provided that this paragraph shall not be violated by general solicitations for employment not directed at Company Employees or targeting Company Employees.
If the Participant violates the terms of any of the restrictions set forth in this Section 7, the restricted period for purposes of such restriction shall automatically be extended by the period the Participant was in violation.
If any one or more of the provisions contained in this Section 7 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it to be enforceable to the maximum extent compatible with applicable law.
8.Conditions to Severance; Timing of Payment. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Sections 4, 5 or 6 of the Plan (other than the Accrued Rights) (collectively, the “Severance Benefits”) to a Participant shall be conditioned upon (i) the Participant’s execution, delivery to the Company and non-revocation of a separation agreement and general release of claims in a form acceptable to the Company (the “Release Agreement”) (and the expiration of any revocation period contained in such Release Agreement) within 60 days following the date of the Participant’s termination of employment or such shorter period as the Company may provide (such expiration date, the “Release Effective Date”) and (ii) the Participant’s compliance with the obligations set forth in the Release Agreement. If the Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such 60-day (or shorter) period, or timely revokes his or her acceptance of such release following its execution, the Participant shall not be entitled to any of the Severance Benefits.
Where the change in control severance multiple applies, the Severance Benefits shall be paid in a lump sum; otherwise, the Severance Benefits shall be paid in equal installments over the period that corresponds to the severance multiple (e.g., if the severance multiple is 1.0x, the Severance Benefits will be paid over a one-year period).
The Company shall pay or commence providing the Severance Benefits within 30 days following the Release Effective Date; provided, however, that, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the

“code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of the Participant’s termination of employment hereunder, but for the condition on executing the Release Agreement, shall not be made until the first regularly scheduled payroll date whose cutoff date follows such 60th day, after which any remaining Severance Benefits shall thereafter be provided to the Participant according to the applicable schedule set forth herein.
9.Other Severance Benefits/Previous Plans. Participants shall not be entitled to receive any severance payments or benefits from the Company or any of its Affiliates upon a termination of employment, except as set forth in the Plan or as may be approved by the Committee in its discretion. This Plan supersedes any and all prior severance plans or arrangements (including individual agreements) to which any Participant is subject, all of which are hereby terminated as to the Participants. If a Participant enters into a severance plan or arrangement (including an individual agreement) separate from this Plan, such Participant will be ineligible to receive any severance payments or benefits under this Plan.
10.Dispute Resolution/Attorneys’ Fees. Any dispute arising out of or relating to the Plan—other than a claim with respect to Section 7 seeking an injunction, specific performance, or other equitable relief—shall be resolved exclusively by confidential and binding arbitration in accordance with the rules of the American Arbitration Association for resolution of employment disputes then in effect located in New York County, New York. Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction. Notwithstanding Section 17, the Company and the Participant shall also have the right to enforce Section 7 and any of its provisions by injunction, specific performance, or other equitable relief (in addition to any other remedies that the Participant or the Company may have), without bond and without proving actual damages or the inadequacy of money damages, in any court of competent jurisdiction. In arbitration or a proceeding before a court, the prevailing party shall have the right, in addition to any other relief granted, to recover reasonable attorneys’ fees.
11.Successors. This Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under this Plan. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant shall die while any amount remains payable to such Participant hereunder, all such amounts shall be paid to the beneficiaries, executors, personal representatives or administrators of such Participant’s estate.
12.No Right to Continued Service. Nothing contained in the Plan shall (i) confer upon any Participant any right to continue as an employee of the Company, (ii) constitute any contract of employment or agreement to continue employment for any particular period, or (iii) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.
13.No Duty to Mitigate. A Participant shall not be required to mitigate the amount of any payment or benefit provided pursuant to the Plan, nor shall the amount of any such payment or benefits be reduced by any compensation that the Participant receives from any other source, except as set forth in Section 4(c). Notwithstanding the foregoing, the Company shall have the unilateral right to offset the payment of Severance Benefits against amounts due from a Participant under any clawback, recoupment or similar policy of the Company in effect from time to time.
14.Withholding/Section 280G and 409A Matters. The Company shall have the authority and right to withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any payments or benefits under the Plan. The provisions with respect to Sections 280G and 409A of the Code on Exhibit B are incorporated into the Plan as if fully set forth herein.

15.Unfunded Plan. The Plan is intended to be an “unfunded” plan for severance benefits. Nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor.
16.No Assignment. Each Participant’s rights under the Plan may not be assigned or transferred in whole or in part, except as set forth in Section 11.
17.Governing Law; Miscellaneous. The Plan shall be construed and interpreted in accordance with the laws of the State New York without reference to the conflict of laws provisions thereof, to the extent not preempted by federal law, which shall otherwise control. To the maximum extent permitted by law, the Participant irrevocably waives any right the Participant may have to a trial by jury. In case any one or more of the provisions, subsections, or sentences contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of the Plan, and the Plan shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

EXHIBIT A
Certain Definitions
1.“Accrued Rights” means (i) all accrued but unpaid base salary through the date of termination of the Participant’s employment, (ii) any unpaid or unreimbursed expenses incurred by the Participant in accordance with Company policy, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.
2.“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
3.“Cause” means a good-faith determination of the Committee or its designee that the Participant: (1) materially failed to observe and comply with any of the Company’s written policies, including without limitation its policies prohibiting harassment (sexual or otherwise) and discrimination and its policies regarding equal employment opportunity and maintenance of a drug-free work place; (2) willfully and continually failed to substantially perform the Participant’s material duties with the Company; (3) willfully failed to carry out, or comply with, in any material respect any lawful and reasonable written directive of the Company; (4) committed any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (5) committed any act of dishonesty, illegal conduct, fraud, embezzlement or breach of fiduciary duty either (x) against the Company or any Affiliate, or (y) which is or which is reasonably expected to be materially injurious to the Company or any Affiliate; (6) materially or willfully breached the Plan (including, for the avoidance of doubt, any breach of Section 7); or (7) engaged in gross or willful misconduct that has undermined or is reasonably likely to undermine the reputation and goodwill of the Company or any Affiliate.
4.“Change of Control” shall have the meaning set forth in the A&R 2017 Plan.
5.“Company Group” means, collectively, the Company and its Subsidiaries.
6.“Disability” means the Participant’s substantial inability, including by virtue of physical or mental illness, injury, disability, or other incapacity, to perform the essential functions of the Participant’s position (with or without reasonable accommodation) for a period of ninety (90) consecutive days or more than one hundred eighty (180) days in any twelve (12)-month period. If there is a dispute as to the existence of Disability, Disability will be established if a qualified medical doctor selected by a Participant and the Company so certifies in writing. If a Participant and the Company are unable to agree on the selection of such a doctor, each party will designate a qualified medical doctor who together will select a third doctor who will make the determination. Participant shall be available for an examination by a doctor selected in accordance with this paragraph, which examination will be paid for by the Company. The written medical opinion of the doctor shall be binding upon the parties as to whether a Disability exists and the date such Disability arose. The foregoing paragraph shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any applicable state or local laws. Any determination of whether Disability exists shall be made by the Committee (or its designee) in its sole discretion.
7.“Good Reason” means the occurrence, prior to the determination of Cause as set forth herein, without the Participant’s written consent, of: (i) a material reduction in the Participant’s base salary or target incentive opportunity, other than as part of a reduction applicable to similarly-situated employees generally; or (ii) the involuntary relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s then-current principal place of employment; provided, however, that Good Reason shall not exist unless the Participant provides the Company with written notice of any such condition constituting Good Reason within thirty (30) days from the initial occurrence of the condition and such condition is not remedied within thirty (30) days of such written notice, and the Participant actually terminates the Participant’s employment at the end of such thirty (30)-day period.
8.“Person” means any individual, corporation, association or other business entity.
9.“Service Recipient” means the member of the Company Group by which the Participant is, or following a termination of employment with the Service Recipient for any reason (including death or Disability) was most recently, principally employed.
10.“Subsidiary” means, with respect to any specified Person: (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership, limited liability company or any comparable foreign entity (A) the sole general partner (or functional equivalent thereof) or the managing general partner (or functional equivalent thereof) of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

EXHIBIT B
Section 280G and 409A Provisions
1.Section 280G. In the event that any payment or benefit received or to be received by a Participant pursuant to the Plan or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this Section 1, such Payments shall be either (x) provided in full pursuant to the terms of the Plan or any other applicable agreement, or (y) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and the Participant otherwise agree in writing, any determination required under this Plan shall be made by an independent advisor designated by the Company and reasonably acceptable to the Participant (the “Independent Advisor”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required under this Plan, the Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that the Independent Advisor shall assume that the Participant pays all taxes at the highest marginal rate. The Company and the Participant shall furnish to the Independent Advisor such information and documents as the Independent Advisor may reasonably request in order to make a determination under this Section 1. The Company shall bear all costs that the Independent Advisor may incur in connection with any calculations contemplated by this Plan. The reduction of the Payments payable hereunder, if applicable, shall be made by first reducing the cash payments under Section 4(a), second by reducing the COBRA subsidy under Section 4(c), and lastly by reducing any other Payments in a manner determined by the Company, in consultation with the Participant.
2.Section 409A.
(a)    General. The Company intends that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, and the Plan shall be construed in a manner that effectuates this intent. Neither the Company nor its respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan. Notwithstanding anything in the Plan to the contrary, the Committee may amend the Plan, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Section 409A of the Code and the administrative regulations and rulings promulgated thereunder. Each payment in a series of payments under the Plan shall be deemed to be a separate payment for purposes of Section 409A of the Code.
(b)    Definitional Restrictions. Notwithstanding anything in the Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under the Plan by reason of the occurrence of a Participant’s separation from service, such Non-Exempt

Deferred Compensation will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such separation constitute a “separation from service” under Section 409A of the Code and the applicable regulations.
(c)    Six-Month Delay in Certain Circumstances. In the event that, notwithstanding the clear language of the Plan and the intent of the Company, any amount or benefit under this Plan constitutes Non-Exempt Deferred Compensation and is payable or distributable by reason of a Participant’s separation from service during a period in which the Participant qualifies as a “specified employee” (as defined in Section 409A of the Code and the final regulations thereunder), then, subject to any permissible acceleration of payment under Section 409A of the Code:
a.    the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service under the terms of this Plan will be accumulated through and paid or provided as soon as practicable after the first day of the seventh month following the separation date but in no event later than 30 days (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and
b.    the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
(d)    Expense Reimbursements. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under the Plan constitutes Non-Exempt Deferred Compensation, (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Participant, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.